EXHIBIT 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the use in this Registration Statement and Prospectus of Midlantic Corporation on Form S-4, filed under the Securities Act of 1933, relating to the proposed merger with Old York Road Bancorp, Inc., of our report dated February 10, 1995, except as to paragraphs 1 and 2 on page F-31, which are as of February 27, 1995 and paragraph 2 on page F-29, which is as of March 2, 1995, on the consolidated financial statements and schedules of Old York Road Bancorp, Inc. and Subsidiary contained in this Registration Statement, and to the use of our name, and the statements with respect to us, under the heading "Experts" in the Prospectus.


                                                   RUDOLPH, PALITZ LLP


Plymouth Meeting, Pennsylvania
May 22, 1995